Exhibit 4.03

EUROLOGIC SYSTEMS GROUP LIMITED

1998 SHARE OPTION PLAN

RULES

(Amended as of 1 April 2003)

WILLIAM FRY

Solicitors

Fitzwilton House

Wilton Place

Dublin 2

013174.0001.MG/JR

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION
2.	ELIGIBILITY FOR PARTICIPATION
3.	GRANT OF OPTIONS
4.	LIMIT
5.	MANAGEMENT AGREEMENT
6.	EXERCISE AND LAPSE OF OPTIONS
7.	DEATH OF PARTICIPANT
8.	RETIREMENT/DISABILITY OF PARTICIPANT
9.	CESSATION OF EMPLOYMENT
10.	OFFERS FOR SHARE CAPITAL
11.	CESSATION EVENT
12.	RECONSTRUCTION AND WINDING UP
13.	VARIATION OF CAPITAL
14.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, MERGER, ASSET SALE OR CHANGE IN CONTROL
15.	ALTERATIONS
16.	ISOS
17.	CANCELLATION OF NEW GRANT OF OPTIONS, ETC.
18.	TERMINATION
19.	MISCELLANEOUS
APPENDIX 1
APPENDIX 2
APPENDIX 3
APPENDIX 4

EUROLOGIC SYSTEMS GROUP LIMITED (the “Company”)

1998 SHARE OPTION PLAN

Introduction

This 1998 Share Option Plan (the “Plan”) is intended to promote the interests of the Company by providing eligible persons with the opportunity to acquire a proprietary interest or otherwise increase their proprietary interest in the Company or its Parent (as defined below) as an incentive for them to remain in the service of the Company.  The grant of options shall be entirely at the discretion of the Board and is not a standard employee benefit.  Options granted pursuant to the Plan may be either incentive stock options (“ISOs) meeting the requirements of Section 422 of the U.S. Internal Revenue Code of 1986 as amended from time to time (the “Code”) or non-qualified options (“NSOs) which are not intended to meet the requirements of Section 422 of the Code.  Those provisions of the Rules which make express reference to Section 422 of the Code shall apply only to ISOs.  The term “Option” shall be construed as referring to both ISOs and NSOs except where the context otherwise requires.

1.                            Definitions and Interpretation

(a)                        In these Rules, unless the context otherwise requires:

(i)                          “Adoption Date”, the date with effect from which these Rules are adopted by the Board.

(ii)                       “April 2003 Amendments” means the amendments to this Plan adopted by the Board on 1 April 2003.

(iii)                    “Board”, the Board of Directors of the Company or a duly constituted committee thereof or other administrator of the Plan appointed by such Board or committee thereof.

(iv)                   “Cause”, means (A) any act of personal dishonesty taken by the Participant in connection with his responsibilities as a service provider to a

Qualifying Company and intended to result in substantial personal enrichment of the Participant, (B) the Participant’s conviction of a felony, or (C) a wilful act by the Participant which constitutes gross misconduct and which is injurious to a Qualifying Company, or (D) continued substantial violations by the Participant of the Participant’s duties to a Qualifying Company which are demonstrably wilful and deliberate on the Participant’s part after there has been delivered to the Participant a written demand for performance from a Qualifying Company  which specifically sets forth the factual basis for such company’s  belief that the Participant has committed continued substantial violations of his or her duties.

(v)       “Change in Control”, means

A.                  When any “person,” as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act (other than Parent, a Qualifying Company, a subsidiary of Parent or a Parent employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing fifty percent (50%) or more of the combined voting power of Parent’s then outstanding securities; or

B.                    A change in the composition of the Board of Directors of Parent occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (I) are directors of Parent as of the date of the April 2003 Amendments, or (II) are elected, or nominated for election, to the Board of Parent with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Parent);

C.                    The consummation of a merger or consolidation of Parent with any other corporation, other than a merger or consolidation which would result in the voting securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Parent or such surviving entity outstanding immediately after such merger or consolidation; or

D.                   The consummation of the sale or disposition by Parent of all or substantially all of Parent’s assets.

(vi)                   “Control”, has the same meaning as in Section 11, Taxes Consolidation Act, 1997.

(vii)                “Code”, “ISOs” and “NSOs” shall have the meanings given to such terms in the Introduction on page 1 to these Rules.

(viii)             “Disability”, the total and permanent disability of the Participant, as defined in Section 22(e)(3) of the Code.

(ix)                     “Employee”,

A.                         in the case of NSOs:

I.                               an employee of a company which is a Qualifying Company and who is required to devote substantially the whole of his/her time to the service of a Qualifying Company (including such an employee temporarily absent from his/her employment for some purpose approved by the Board); or

II.                           a director of a company which is a Qualifying Company;

provided, however, that the Board shall have the discretion, on an Employee by Employee basis and/or an Option by Option basis, to provide that an individual who was an Employee at the time of grant of an Option and who subsequently enters into employment with an entity which is not a Qualifying Company will continue to be an Employee for purposes of the Plan through such individual’s period of service with such entity or such shorter time period as the Board may determine;

B.                           in the case of ISOs, a person who is in the employment, as such term is defined in accordance with the provisions of Section 1.421-7(h) of the U.S. Income Tax Regulations (or any successor regulations), of a Qualifying Company;

(x)                        “Fair Market Value”, means (i) if the common stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a share of common stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in common stock) on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the administrator deems reliable; (ii) if the common stock is quoted on the NASDAQ System (but not on the National Market System thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of common stock shall be the mean between the high and low asked prices for the common stock or on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Board  deems reliable; or (iii) in the absence of an established market for the common stock, the Fair Market Value thereof shall be determined in good faith by the Board

(xi)                     “Grant Date”, in relation to an Option means the date on which the Option is granted.

(xii)                  “Holding Company”, the meaning assigned to such term in Section 155, Companies Act, 1963.

(xiii)               “Letter of Offer”, a letter issued under Clause 3 of these Rules offering an Employee an Option on the terms set out in such letter subject to the provisions of these Rules.

(xiv)              “Management Agreement”, an agreement to be entered into, upon every exercise by a Participant of an Option, subject to Clause 5, between such Participant and a management company designated at the Grant Date of such Option by the Board (or, as the case may be, its successor), governing the registered ownership, management, voting, sale, and exercise of rights in relation to all of the Shares the subject matter of such exercise, the form whereof shall be in the form approved by the Board at or prior to the Adoption Date, or in such other form as may be approved by the Board and notified to the Participant prior to the Grant Date of the Option to which such amended form shall apply.

(xv)                 “Market Value”, the price which each Share might reasonably expect to obtain on a sale in the open market determined by the Auditors as at the Grant Date.

(xvi)              “Option”, an option granted subject to these Rules, provided that an option which:

A.                         has been cancelled by agreement between the holder thereof and the Company; or

B.                           has ceased to be capable of exercise for any reason whatsoever (or, in the case of any option which has only partially ceased to be capable of exercise, such part thereof as shall have so ceased);

shall be deemed not to be an Option for any of the purposes of these Rules.

(xvii)                     “Option Certificate”, the certificate given by the Company to the Participant pursuant to Clause 3(e) hereof.

(xviii)                  “Option Price”, the price payable for a Share comprised in any Option, which shall be determined by the Board and shall not, in the case of an ISO, be less than 100% of the Market Value of such Share or less than 110% of the Market Value of such Share in the case of Options described at Clause 16(b) below or in any case be less than the nominal value of a Share.

(xix)                “Option Shares”, such of the ordinary shares in the capital of the Company as are issued pursuant or subject to these Rules; provided, however, that following the Sale, “Option Shares” shall mean shares of the Common Stock of Parent.

(xx)                   “Parent” means Adaptec, Inc., a United States company incorporated in the State of Delaware, subject to the completion of the Sale.

(xxi)                “Participant”, a person who is the holder of an Option or of Shares held pursuant to the exercise of an Option or the personal representatives of a person who was the holder of an Option or of Shares held pursuant to the exercise of an Option immediately prior to his death.

(xxii)             “Qualifying Company”, Parent, the Company and every other body corporate which is a subsidiary (within the meaning of Section 155, Companies Act, 1963) of the Company or of Parent.

(xxiii)          “Relevant Shares”, in respect of any Participant, all Option Shares held by him or on his behalf by the Manager, and all Shares acquired by him or the Manager on his behalf as a direct or indirect result of his holding of Option Shares.

(xxiv)         “Rules”, these Rules subject to any alterations or additions made under Clause 15 below.

(xxv)            “Sale” means the transaction contemplated by that certain Share Purchase Agreement by and among the Company, Adaptec CI, Ltd., a Cayman Islands limited liability company, Parent, and the shareholders of the Company dated [31] March 2003.

(xxvi)         “Securities Exchange”, any market on the Irish Stock Exchange Limited, the London Stock Exchange Limited, NASDAQ and/or EASDAQ as appropriate and/or any other recognised stock exchange or securities market in any other Member State of the European Union or the United States of America.

(xxvii)      “Share”, an Ordinary Share of IR10p in the capital of the Company and the term “Shares” shall be construed accordingly; provided, however, that following the Sale, “Share” shall mean a share of Common Stock of Parent.

(xxviii)   “Vested Option”, an option or any instalment thereof which is exercisable.

(xxix)           “Vesting Date”, the day upon which the Option or any instalment thereof first becomes exercisable.

(xxx)              “Vesting Period”, the period during which the Option or any instalment thereof can be exercised.

(b)                       Any reference in these Rules to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

(c)                        For the avoidance of doubt it is hereby declared that these Rules shall extend to all of the companies which are for the time being Subsidiaries of the Company.

2.                            Eligibility for Participation

No person shall be entitled as of right to an Option and the Board may from time to time, subject to these Rules but otherwise in its absolute discretion decide who shall have the opportunity of receiving Options and the time, extent, commencement and determination thereof.

3.                            Grant of Options

(a)                        The Plan shall become effective on the Adoption Date and Options may be granted under the Plan during the period expiring ten years from the Adoption Date provided that no ISOs granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company’s shareholders.  If such shareholder approval is not obtained prior to or within twelve months after the Adoption Date, ISOs previously granted under the Plan shall not vest and shall terminate and no further ISOs shall be thereafter granted.

(b)                       At such time as it shall in its absolute discretion determine the Board may offer to any Employee an Option under these Rules.

(c)                        Each offer issued hereunder shall be in writing and shall:

(i)                          specify the number of Shares to be subject to the Option which may vest either in full or in instalments on different Vesting Dates and for different Vesting Periods as shall be specified in the Letter of Offer;

(ii)                       specify the Option Price to be payable for each Share under the Option, which shall be determined by the Board;

(iii)                    specify the Vesting Date(s) and Vesting Period(s);

(iv)                   specify the terms and conditions (if any) attaching to exercise of the Option;

(v)                      specify the manner in which the Employee should accept the offer;

(vi)                   specify whether the Option shall be an ISO or a NSO;

(vii)                refer the Employee to these Rules; and

(viii)             subject as aforesaid, be given in such form and manner as the Board may from time to time prescribe.

(d)                       Acceptance by an Employee of an offer hereunder shall be valid only if:

(i)                          it contains an agreement by the Employee to be bound by all the provisions of these Rules; and

(ii)                       it is otherwise made in such form and manner as the Board may from time to time prescribe.

(e)                        As soon as reasonably practicable after the Grant Date, the Board shall issue to the Participant a certificate or stock option agreement which shall:

(i)                          specify the Grant Date;

(ii)                       specify the number of Shares subject to the Option, and if an Option is comprised of instalments, the number of Shares the subject of each such instalment;

(iii)                    specify the Option Price payable for each Share under the Option;

(iv)                   specify the Vesting Date(s) and Vesting Period(s);

(v)                      specify the terms and conditions attaching to any exercise of the Option;

(vi)                   specify whether the Option shall be an ISO or an NSO; and

(vii)                subject as aforesaid, be issued in such form and manner as the Board shall from time to time prescribe.

(f)                          Options shall be personal to the Participant and shall be non-assignable and shall lapse forthwith if (except in the case of the death of the Participant) it is purported to be transferred, assigned, mortgaged, charged or otherwise disposed of by the Participant.

4.                            Limit

Subject to adjustment as provided for in Clause 13 or Clause 14 below, the maximum number of Shares which may be issued under the Plan is 1,834,147 Shares during the ten~~-~~year term of the Plan.

5.                            Management Agreement

(a)                          It shall be a fundamental condition of both the grant and the exercise of an Option that the Participant shall on exercise thereof be required to enter into a Management Agreement in respect of all Shares acquired by him/her thereunder, and to remain party thereto, observing and performing all of the provisions thereof, throughout the period of his/her ownership of such Shares, or (if earlier) until such Management Agreement shall terminate; provided, however, that a Participant shall not be required to execute a Management Agreement with respect to Options exercised on or after 21 April 2003 and with respect to Options exercised after the Sale and prior to 21 April 2003, the Board may waive, on a case by case basis, the requirement that a Management Agreement be entered into by the Participant.

(b)                       Paragraph 5(a) of this Plan shall not apply to Options granted on or after 1 April 2003.

6.                            Exercise and Lapse of Options

(a)                        The exercise of any Option or any instalment thereof shall be effected by a notice in writing (or via electronic transmission) by the Participant to the Company  (provided that following completion of the Sale such notice shall be given to Parent or its designee) which shall:

(i)                          specify the number of Shares in respect of which the Option is exercised;

(ii)                       be accompanied by payment to the Company of an amount equal to the product of the number of Shares so specified and the Option Price payable for each fully paid-up Share under the Option;

(iii)                    if applicable, be accompanied by a Management Agreement in the form applicable to such Option, duly executed by the Participant;

(iv)                   unless the Board otherwise permits, be accompanied by the certificate issued in respect of the Option; and

(v)                      subject as aforesaid, be given in such form and manner as the Board may from time to time prescribe.

(b)                       Subject to Clauses 7, 8, 9, 10, 13 and 17 hereof, an Option or any instalment thereof shall be capable of being exercised in whole or in part at any time within the Vesting Period applicable to it as specified in the Option Certificate and at no other times.  The Board shall in its sole discretion have the right to:

(i)                          accelerate any Vesting Date and/or Vesting Period ;

(ii)                       extend the Vesting Period of all or any particular Option(s) or any instalment(s) thereof;

provided that the Board shall not, without the consent of a Participant accelerate or extend the Vesting Date and/or Vesting Period of any instalment of any Option granted to any Employee as an ISO (and not previously converted into a NSO pursuant to Clauses 16(d) or (f)) if such acceleration or extension would prejudice the favourable federal income tax treatment as may be afforded to such ISO under the Code.

(c)                        Subject to Clauses 7, 8, 9, 10, 13 and 17 hereof and subject to Section (d) of this Clause 6 below, an Option granted prior to 1 April 2003 shall lapse to the extent that it has not been exercised by the earliest of:

(i)                          the seventh anniversary of its Grant Date;

(ii)                       the expiry of twelve months from the date of death of the Participant;

(iii)                    the date upon which the Participant shall cease to be an Employee for any reason other than the death or retirement of such Participant, subject in such cases to the provisions of Clauses 7 and 8 respectively;

(iv)                   the date upon which the Participant tenders his resignation as an Employee

(v)                      the date upon which the Participant purports to transfer, assign, mortgage, charge or otherwise dispose of an Option or any instalment thereof within the terms of Clause 3(f) above;

(vi)                   such earlier date as the Board may prescribe when giving an Executive an offer of an Option.

(d)                       Subject to Clauses 7, 8, 9, 10, 13 and 17 hereof, an Option granted on or after 1 April 2003, and with effect from 21 April 2003 an Option granted prior to 1 April 2003, shall lapse to the extent that it has not been exercised by the earliest of:

(i)                          the seventh anniversary of its Grant Date;

(ii)                       the expiry of twelve months from the date of death of the Participant;

(iii)                    90 days following the date upon which the Participant shall cease to be an Employee for any reason, other than death or disability (and in such case subject to the provisions of Clauses 7 and 8, respectively);

(iv)                   the date upon which the Participant purports to transfer, assign, mortgage, charge or otherwise dispose of an Option or any instalment thereof within the terms of Clause 3(f) above;

(v)                      such earlier date as the Board may prescribe when giving an Executive an offer of an Option.

(e)                        Promptly after a notice properly and validly exercising an Option has taken effect, the Participant shall be allotted the number of Shares in respect of which the notice has taken effect.

(f)                          If a Participant tenders his resignation as an Employee, any Options or instalments thereof which have, on or before the time of tendering of such resignation, been exercised but in respect of which shares have not been allotted by or on behalf of the Company pursuant to Clause 6(d), may by resolution of the Board be deemed to have lapsed notwithstanding such exercise, whereupon the Board shall procure the return to the Participant of the Option Price furnished with the applicable notice of exercise and neither the Company nor its Board shall be under any obligation to issue Option Shares in respect of any such exercise of an Option or instalment thereof, provided however, that this Clause 6(f) shall not apply to any Options from and after the completion of the Sale.

(g)                       As soon as reasonably practicable after allotting any Shares, the Board on behalf of the Company shall:

(i)                          issue to the Participant a definitive share certificate or a renounceable allotment letter or a share certificate in respect of the Shares so allotted; and

(ii)                       if the Option remains partially unexercised, either amend the certificate issued to the Participant pursuant to Clause 3(e) so as to indicate the number of Shares in respect of which the Option may still be exercised, or issue to him/her a new certificate which shall contain all the information which would have been contained in such an amended certificate.

(h)                       All Shares allotted under Options shall rank pari passu in all respects with the Shares for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of such allotment.

7.                            Death of Participant

If a Participant dies at a time when a Vested Option or any part thereof has not been exercised by him/her, his/her legal personal representatives may, subject to the conditions applicable thereto other than the condition in Clause 6(b), exercise the Vested Option in whole or in part at any time within twelve months from the date of his/her death.  On any partial exercise of such an Option the balance of the rights then remaining unexercised under such Option shall forthwith expire.  No Option may be exercised later than twelve months after the date of death of a Participant and upon the expiration of such period the Option shall expire to the extent that it has not been exercised.  Notwithstanding the foregoing provisions of this Clause 7, in the event that following completion of the Sale a Participant who holds an Option ceases to be an Employee by reason of his death, any Option held by such Participant shall automatically accelerate and become fully vested and exercisable and may be exercised in accordance with this Clause 7.

8.                            Retirement/Disability of Participant

(a)                        Subject to the provisions of Clause 8(b) below and subject to the provisions of Clause 16(d) in relation to ISOs, if a Participant ceases to be an Employee:

(i)                          because he/she has retired on or after reaching his/her normal retirement age; or

(ii)                       because of ill-health compelling the Participant to retire;

then in either case a Vested Option held by such Participant may, subject to the conditions applicable thereto other than the condition in Clause 6(b), be exercised at any time within twelve months (or such longer period as the Board may determine) thereafter and shall, if and to the extent not previously exercised, lapse on the expiry of such period.

(b)                       Notwithstanding the foregoing, following completion of the Sale, the following provisions shall apply to all Options and shall replace Clause 8(a):

if a Participant ceases to be an Employee by reason of Disability, his Vested Option may be exercised at any time during the six-month period thereafter and shall, if and to the extent not previously exercised, lapse on the expiry of such period.

9.                            Cessation of Employment

(a)                        If a Participant shall cease to be an Employee (either by virtue of cessation of his/her employment or directorship otherwise than by reason of death or retirement pursuant to Clauses 7 and 8, or by virtue of the company of which he/she is an employee or director ceasing to be a Qualifying Company) at a time when an Option or part thereof has not been exercised by him/her or has been so exercised but Shares have not yet been allotted by the Board in respect of such exercise pursuant to Clause 6(d), such Option and (if applicable) the exercise thereof shall automatically lapse unless the Board in its absolute discretion decides that such Option, or any portion thereof, shall subject to the conditions applicable thereto be or continue to be exercisable on or after such termination; provided however that no Option shall be exercisable or exercised later than the expiration of the earlier of the following periods, whichever shall first occur:

(i)                          the seventh anniversary of the Grant Date thereof; or

(ii)                       twelve months after such cessation.

(b)                       Notwithstanding the provisions of Clause 9(a), following the completion of the Sale, if a Participant who holds  Options shall cease to be an Employee (either by virtue of cessation of his/her employment or directorship otherwise than by reason of death or retirement pursuant to Clauses 7 and 8, or by virtue of the company of which he/she is an employee or director ceasing to be a Qualifying Company) at a time when an Option or part thereof has not been exercised by him/her, such  Option,  to the extent vested as of the Participant’s date of cessation of employment, will be exercisable at any time during the 90-day period after such date and, upon the expiry of such period, shall lapse and cease to be exercisable.

(c)                        In no circumstances shall any Participant ceasing to be an Employee be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under an Option which he/she might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

10.                     Offers for Share Capital

(a)                        If any person shall acquire or seek to acquire or shall obtain Control of the Company as a result of purchasing or offering to purchase or of subscribing or offering to subscribe for Shares, or if the Company shall determine to obtain or shall obtain a listing or quotation or dealing facility of or for all or some of its shares on a Securities Exchange, then, subject to Clause 10(c), at any time after becoming aware of such acquisition or offer or after making such determination (as the case may be) and before the expiry of thirty days after the completion thereof, the Board may notify Participants of such offer, acquisition, subscription or determination and, with respect to each unexercised Option, may;

(i)                          accelerate the Vesting Period of such Option, in whole or in part, and/or require the Participant by notice in writing to exercise such Option upon and in accordance with and subject to the terms and conditions specified in the notice provided to the Participant and to the other conditions applicable thereto hereunder (except that, to the extent the Vesting Period is accelerated, the condition contained in Clause 6(b) shall not apply).  Upon service of such a notice, the Participant shall be entitled for the period specified in the notice (being not less than fourteen days) to exercise the Option in whole or in part; or

(ii)                       in the event that a corporate entity is to obtain Control of the Company as a result of purchasing or offering to purchase Shares, notify the Participant~~,~~

that, the Option, to the extent not exercised prior to a date specified by the Board in accordance with and subject to the terms and conditions of such Option (including the condition in Clause 6(b)), shall, with the agreement of the acquiring entity and without further consent of the Participant, be assumed by such entity (or Holding Company thereof), provided the Participant is an Employee as of the effective date of such assumption, and, in order to effect such assumption, the Board may agree with the acquiring entity to make such adjustments as the Board determines are fair and reasonable to the number of Shares subject to each assumed Option and the Option Price payable per Share provided, however, that in no event shall any such adjustment result in an increase in the aggregate Option Price payable by the Participant in respect of the Option.   Following such assumption, the Option shall be exercisable for shares of the acquiring entity (or the Holding Company thereof) subject to the terms and conditions which applied to such Option (including the condition in Clause 6(b)) immediately prior to such assumption.

(b)                       In the event of a Participant failing to exercise during the specified time period an Option requested to be exercised by him/her by the Board pursuant to sub-paragraph 10(a)(i) hereof, such Option shall be deemed to have lapsed.

(c)                        Options granted on or after 1 April 2003 but prior to completion of the  Sale shall be assumed by Parent upon the closing of the Sale and, for the avoidance of doubt, such assumption shall not require the Company to give notice to any Participant holding such an  Option, nor shall it require the consent of any Participant holding such an Option.

(d)                       For the avoidance of doubt, in the event the Board exercises its discretion pursuant to Clause 10(a) and a Participant holds more than one Option, the Board may, in its sole discretion, determine that sub-paragraph 10(a)(i) shall apply to one or more Options held by such Participant and that sub-paragraph 10(a)(ii) shall apply to other Options held by such Participant.

(e)                        In the event that Options are assumed by an acquiring entity pursuant to sub-paragraph 10(a)(ii), as of the effective date of such assumption, all references in the Rules to the “Company” shall be references to such acquiring entity and all references to “Shares” shall be references to the shares of such entity (or Holding Company thereof) issuable upon exercise of such assumed Options.

(f)                          Notwithstanding any other provision of these Rules, and for the avoidance of doubt, in the event any person shall obtain Control of the Company as contemplated by this Clause 10, the holders of Options need not receive the same type or same amount of consideration as is provided to the holders of Shares in connection with such acquisition and instead shall receive the consideration, if any, provided for in the agreement governing such acquisition, provided that such agreement has been approved by the Board.

11.                     Cessation Event

(a)                        In the event that a Participant who has exercised an Option hereunder ceases to be an Employee (as such term is defined in Clause 1(ix)(A) of these Rules) for any reason whatsoever (such event being referred to hereafter as a “Cessation Event”), then the Participant shall be obliged to offer for sale, and if accepted, sell any or all Relevant Shares to the Company and/or to such person or persons as the Board may direct by notice in writing on the terms set out in this Clause 11.  Notwithstanding the foregoing, this Clause 11 shall not apply to any Options outstanding following completion of the Sale.

(b)                       The Board shall be entitled to require such an offer/offers to be made in respect of any or all of the Relevant Shares on any one or more occasions within two years after a Cessation Event.

(c)                        The price at which the Board may direct Relevant Shares to be offered for sale hereunder shall be determined as follows:

(i)                          in respect of Relevant Shares acquired by or on behalf of the Participant within one year prior to a Cessation Event - all such Relevant Shares shall be offered for sale at the actual price paid by the Participant therefor;

(ii)                       in respect of Relevant Shares acquired by or on behalf of the Participant within three years prior to a Cessation Event, but more than one year prior thereto -one-half of all such Relevant Shares shall be offered for sale at the actual price paid by the Participant therefor, and one-half of all such shares shall be sold at the Relevant Market Value thereof as at the date upon which the Board requires such Relevant Shares to be sold hereunder;

(iii)                    in respect of all other Relevant Shares - such Relevant Shares shall be offered for sale at the Relevant Market Value thereof as at the date upon which the Board requires such Relevant Shares to be sold hereunder.

(d)                       For the purposes of this Clause 11 the “Relevant Market Value” thereof as at any date shall mean in respect of each Relevant Share:

(i)                          in any case where either the Relevant Shares or Shares of the same class as the Relevant Shares are not admitted to dealing on a Securities Exchange, the price agreed between the Participant, whose Relevant Shares are required to be offered for sale pursuant to this Clause 11, and the Board to be the fair market value thereof as between a willing seller and a willing buyer as at the date of the written notice pursuant to which the Board requires such Relevant Shares to be offered for sale hereunder (the “Relevant Date”), or in default of such agreement, the amount certified by the auditors of the Company for the time being as the fair value per share as at the Relevant Date and in assessing the Relevant Market Value the auditors shall value the Relevant Shares on the basis of an open market as between a willing seller and a willing buyer and shall take account of the liability due upon the Relevant Shares in respect of the balance of the issue price thereof (if any), the proportion which the Relevant Shares shall represent of the entire issued share capital of the Company and of any restriction on rights attaching to the Relevant Shares. In their determination the Auditors shall act as experts and not as arbitrators and their decision shall, save in the case of manifest error be final and binding; or

(ii)                       where the Relevant Shares or Shares of the same class as the Relevant Shares are admitted to dealing or are otherwise traded on a Securities Exchange, the average of the daily market prices for the 10 consecutive trading days immediately preceding the Relevant Date.  The market price for each such trading day shall be the closing quotation price for each Share for each such day on which there shall be a dealing on the relevant Securities Exchange as published in daily official list of such exchange, and in respect of a day on which there shall be no such dealing, the price which is equal to (a) the midpoint between the high and low market guide prices in respect of such Share as published in the daily official list of the relevant Securities Exchange or (b) if there shall be only one such market guide price so published, the market price so published.  In the event that the Relevant Shares are admitted to dealing or are otherwise traded on more than one Securities Exchange, the Relevant Market Value shall be determined by reference to the market price quoted on the exchange which constitutes the primary listing of/trading facility for the Relevant Shares.

(e)                        The Participant shall upon the sale as outlined above, be indemnified by the purchaser thereof against all outstanding liabilities (if any) in respect of the balance of the issue price.

(f)                          The Board shall have absolute discretion to waive any or all of the provisions of this Clause 11 upon such terms as it deems fit.

(g)                       The Participant shall be bound to transfer such Relevant Shares and surrender the Share Certificate in respect thereof to the Purchaser thereof at such time and place as the Board may from time to time direct and if the Participant shall fail to do so for the purposes of this Clause the Participant shall be deemed to have appointed the Chairman of the Board or some other person appointed by the Board for the purpose, attorney of the Participant with full power to execute, complete and deliver in the name and on behalf of the Participant, transfers of the Relevant

Shares as aforesaid.  The Purchaser on payment of the price specified to the Company shall be deemed to have received good discharge for such payment.  The Company shall pay any such amount received hereunder into a separate bank account in the name of the Company and shall hold any such amount in trust for the Vendor.

12.                     Reconstruction and Winding Up

(a)                        In the event of:

(i)                          any reorganisation of the capital of the Company or any reconstruction or amalgamation of the Company involving a material change in the nature of the Shares comprised in any Option) (and for the purposes of this sub-clause the determination by the Board of a material change in the nature of Shares in any particular case shall be final and conclusive and shall be communicated to each Participant in writing); or

(ii)                       the Company passing a resolution for its winding-up or an order being made for the compulsory winding-up of the Company (the passing of which resolution or the making of which order shall be communicated by the Board to each Participant in writing);

a Participant may, subject to the conditions applicable to the exercise of Options on the date that such reconstruction or amalgamation becomes unconditional or such winding-up takes effect or within such period before or after such date as the Board may determine, exercise unexercised Options held by him/her in relation to the whole or a specified portion of Shares to which such Options relate and upon and subject to any conditions or limitations as the Board may at its discretion determine.

(b)                       In the event of a Participant failing to exercise an Option pursuant to sub-clause (a) hereof, such Option shall be deemed to have lapsed.

(c)                        Notwithstanding the foregoing, this Clause 12 shall not apply to any Options outstanding following completion of the Sale.

13.                     Variation of Capital

(a)                        If the Company shall effect any variation in its capital structure (whether by way of a rights issue, a capitalisation of profits or reserves sub-division or consolidation of its ordinary shares or any reduction of capital or otherwise howsoever) or distribute to its members any capital profits or capital reserves, the Board may adjust any one or more of the following:

(i)                          the number of Shares in respect of which any Option may be exercised;

(ii)                       the Option Price payable by a Participant for Shares; and

(iii)                    where any Option has been exercised but no Shares have been allotted pursuant thereto, the number of Shares which may be allotted and/or, the Option Price payable for each such Share.

(b)                       Except in the case of a capitalisation issue, no adjustment under sub-clause 13(a) shall be made without the prior confirmation in writing by the auditors for the time being of the Company that such adjustment is in their opinion fair and reasonable, and no adjustment shall be made to an ISO pursuant to this Clause 13 if such adjustment would cause such ISO to fail to comply with Section 422 of the Code.

(c)                        Notwithstanding the foregoing, this Clause 13 shall not apply to any Options outstanding following completion of the Sale.

14.                     Adjustments Upon Changes in Capitalization, Merger, Asset Sale or Change in Control

Following completion of the Sale, all Options shall be subject to the following provisions:

(a)                        Subject to any required action by the stockholders of Adaptec, the number of shares covered by each outstanding Option as well as the price per share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the aggregate number of issued shares effected without receipt of consideration by Parent; provided, however, that conversion of any convertible securities of Parent shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board of Directors of Parent (the “Parent Board”), whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by Parent of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an Option.

(b)                       In the event of the proposed dissolution or liquidation of Parent, all outstanding Options will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Adaptec Board. The Adaptec Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Parent Board and give each Participant the right to exercise his or her Option as to all or any portion of the shares, including shares as to which the Option would not otherwise be exercisable.

(c)                        In the event of a proposed sale of all or substantially all of the assets of Parent, or the merger of Parent with or into another corporation, each outstanding Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Participant shall fully vest in and have the right to exercise the Option as to one hundred percent (100%) of the shares, including shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For purposes of this paragraph, an Option shall be deemed to be assumed if, following the sale of assets or merger, the Option offers the right to purchase, for each share of subject to the Option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of common stock for each share held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders if a majority of the outstanding Shares); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent, the Parent  Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the  Option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per share consideration received by holders of common stock in the sale of assets or merger.

(d)                       In the event of a “Change in Control” of Parent, then any Options outstanding upon the date of such Change in Control that are not yet exercisable and vested on such date shall have their vesting accelerated as to an additional twenty-five percent (25%) of the unvested shares subject to such Options as of the date of such Change in Control, and such Options shall continue to otherwise vest, (subject to (i) Participant remaining in continuous status as an employee or consultant, and (ii) accelerated vesting as provided for in subsections (c) or (e) of this section) at the same rate and as to the same number of shares per vesting period as immediately prior to the Change in Control. For example, if a Participant holds an Option that is fifty percent (50%) vested immediately prior to the date of a Change in Control, which Option ordinarily vests so as to be one hundred percent (100%) vested four years after the date of grant (subject to Participant maintaining his or her continuous status as an employee or consultant), the Option would become seventy-five percent (75%) vested upon the date of the Change in Control and would resume vesting (subject to (i)

Participant maintaining his or her continuous status as an employee or consultant, and (ii) accelerated vesting as provided for in subsections (c) or (e) of this section) so as to be one hundred percent (100%) vested three years following the date of grant.

(e)                        In the event a Participant is involuntarily terminated without Cause within twelve (12) months following a “Change in Control” of Parent, then any Options outstanding upon the date of such Change in Control that are not yet exercisable and vested on such date shall become one hundred percent (100%) exercisable and vested.  Notwithstanding the foregoing, (unless Participant is party to a duly authorized written agreement with Parent providing otherwise) the Option does not constitute a contract of employment or impose on Parent, Company or any Qualifying Company any obligation to retain the Participant, or to change Parent’s policies regarding termination of employment or other provision of services. The employment of Participants who are employees is and shall continue to be at-will, as defined under applicable law, and may be terminated at any time, with or without cause.

(f)                          Notwithstanding any other provision to the contrary relating to an Option, in the event that the vesting acceleration provided for in this section or amounts or benefits otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Participant’s accelerated vesting hereunder shall be either

(i)                          made in full, or

(ii)                       made as to such lesser extent as would result in no portion of such acceleration, amounts or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless

Parent and the Participant otherwise agree in writing, any determination required under this Section shall be made in writing in good faith by the accounting firm serving as Parent’s  independent public accountants immediately prior to the Change of Control (the “Accountants”). In the event of a reduction in benefits hereunder, the Participant shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Parent  and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  Parent  shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

15.                     Alterations

(a)                        The Company may at any time by resolution of the Board vary, amend or revoke any of these Rules in such manner as the Board in its absolute discretion determines to be appropriate provided always that:

(i)                          no such alteration amendment or revocation shall increase the amount payable by any Participant or otherwise impose more onerous obligations on any Participant in respect of the exercise of an Option which has already been granted;

(ii)                       if at any time the approval of the shareholders of the Company is required under any provision of the Code or any successor provision with respect to ISOs or under any other applicable law, the Board shall not effect such variation, amendment or revocation without such approval.

(b)                       Notwithstanding any of the provisions of Clause 15(a), the Board of Directors shall have the right to amend or modify the terms and provisions of the Plan and of any unexercised ISOs granted under the Plan to the extent necessary to qualify any or all such Options for such favourable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded to ISOs under the Code.

(c)                        As soon as is reasonably practicable after any alteration or addition under Clause 15(a) above takes effect, the Board shall give notice in writing thereof to all Participants.

(d)                       Any alteration or addition made pursuant to this Clause 15 shall apply to Options which are outstanding as of the effective date of such alteration or addition and to Options granted after such date, unless (with respect to the amendments included in the April 2003 Amendments) specifically provided to the contrary in the April 2003 Amendments.

16.                     ISOs

Options granted under the Plan which are intended to be ISOs shall be subject to the following additional terms and conditions:

(a)                        Express Designation.  All ISOs granted under the Plan shall, at the Grant Date, be specifically designated as such in the Option Certificate.

(b)                       10% Shareholder.  If any Employee to whom an ISO is to be granted under the Plan is, at the time of the grant of such Option, the owner of Shares possessing more than 10% of the total combined voting power of all classes of shares then in issue in the capital of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the following special provisions shall be applicable to the ISO granted to such individual:

(i)                          the Option Price for each Share subject to such ISO shall not be less than 110% of the Market Value of a Share on the Grant Date; and

(ii)                       the Option exercise period shall not exceed five years from the Grant Date.

(c)                        Dollar Limitation.  For so long as the Code shall so provide, Options granted to any Employee under the Plan (and any other incentive share option schemes of the Company) which are intended to constitute ISOs shall not constitute ISOs to the extent that such Options, in the aggregate, become exercisable for the first time in any one calendar year for Shares with an aggregate Market Value of more than US$100,000.

(d)                       Termination of Employment, Death or Disability.  No ISO may be exercised unless, at the time of such exercise, the Employee is, and has, since the date of grant of his or her option, been continuously employed by a Qualifying Company, except that:

(i)                          an ISO may be exercised within the 90-day period after the date the Employee ceases to be an employee (other than by reason of death or disability (as defined below)) of a Qualifying Company;

(ii)                       if the Employee dies while in the employ of a Qualifying Company, or within 90 days after the Employee ceases to be such an employee, the ISO may be exercised by his or her legal personal representatives within the period of one year after the date of death (or within such lesser period as the Board may specify); and

(iii)                    if the Employee becomes disabled (within the meaning of Section 22(e) (3) of the Code or any successor provision thereto) while in the employ of a Qualifying Company, the ISO may be exercised within the period of one year after the date the Employee ceases to be so employed because of such disability.

Notwithstanding the foregoing provisions, no ISO may be exercised after its expiration date.

(e)                        Notice to Company of Disqualifying Disposition.  A Participant, in accepting or receiving an ISO granted under the Plan, thereby agrees to notify the Company in writing immediately after such Participant makes a Disqualifying Disposition (as described in Sections 421, 422 and 424 of the Code and regulations thereunder) of any stock acquired pursuant to the exercise of ISOs granted under the Plan.  A Disqualifying Disposition is generally any disposition occurring on or before the later of:

(i)                          the date being two years following the Grant Date of the ISO; or

(ii)                       the date being one year following the date on which the ISO was exercised.

(f)                          Conversion of ISOs.  Without the prior written consent of the holder of an ISO, the Board shall not alter the terms of such ISO (including the means of exercising such ISO) if such alteration would constitute a modification (within the meaning of Section 424(h)(3) of the Code).  The Board, at the written request or with the written consent of any Participant, may in its absolute discretion take such actions as may be necessary to convert such Participant’s ISO (or any instalments or portions of instalments thereof) that have not been exercised on the date of conversion into NSOs at any time prior to the expiration of such ISOs, regardless of whether the Participant is an Employee of a Qualifying Company at the time of such conversion.  Such actions may include, but shall not be limited to, extending the exercise period or reducing the Option Price of the appropriate instalments of such ISOs.  At the time of such conversion, the Board (with the consent of the Participant) may impose such conditions on the exercise of the resulting NSO as the Board in its discretion may determine, provided that such conditions shall not be inconsistent with these Rules.  Nothing in these Rules shall be deemed to give any Participant the right to have such Participant’s ISO converted into NSOs, and no such conversion shall occur until and unless the Board takes appropriate action.  Upon the taking of such action the Company shall issue separate Option Certificates to the Participant with respect to Options that are NSOs and Options that are ISOs.

17.                     Cancellation of New Grant of Options, Etc.

The Board shall have the authority to effect, at any time and from time to time, with the consent of the affected Participants, (i) the cancellation of any or all unexercised Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of Shares and having an Option Price per share which may be lower or higher than the Option Price per share of the cancelled Options or (ii) the amendment of the terms of any and all unexercised Options under the Plan to provide an Option Price which is higher or lower than the then-current Option Price per share of such outstanding Options.

18.                     Termination

The Plan shall terminate upon the close of business on the day next preceding the tenth anniversary of the Adoption Date.  Options granted and un-exercised on such date shall continue to have force and effect in accordance with the provisions of the Option Certificates evidencing such Options and the provisions of these Rules.

19.                     Miscellaneous

(a)                        The Company shall at all times keep available such number of authorised but unissued Shares as shall be necessary to meet all Options which have neither lapsed nor been fully exercised.

(b)                       The Board may from time to time make and vary such rules and regulations not inconsistent herewith and establish such procedures for administration and implementation of the Options and these Rules as it thinks fit, and in the event of any dispute or disagreement as to the interpretation of these Rules, or of any such rule, regulation or procedure, or as to any question or right arising from or related to Options and/or these Rules, the decision of the Board shall be final and binding upon all persons concerned therein.

Any notice or other communication under or in connection with an Option and/or these Rules may be given by personal delivery or by sending the same by e-mail to his e-mail address at the place of business at which he/she performs the whole or substantially the whole of the duties of his/her office or such other e-mail address provided to the Company by Participant or , where he is an Employee, by sending the same by e-mail to his e-mail address at the place of business at which he/she performs the whole or substantially the whole of the duties of his/her office and provided that it is Company policy to communicate with Employees via e-mail, or by sending the same by prepaid post, in the case of a company to its registered office, and in the case of an individual to his/her last known address, or, where he is an Employee, either to his last known address or to the address of the place of business at which he/she performs the whole or substantially the whole of the duties of his/her office or employment, and where a notice or other communication is personally delivered, it shall be deemed to have been received at the time of delivery and where it sent by e-mail shall be deemed received effective as of effective transmission is sent by e-mail it shall be deemed to have been received when effective delivery is made, and where it is posted to an address within Ireland, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped and where it is posted to an address outside Ireland, it shall be deemed to have been received on the fifth business day after the date it was put into the post properly addressed and stamped.

(c)                        The validity and interpretation of the Plan, these Rules and the Option Certificates shall be governed and construed in accordance with the laws of Ireland.

Adopted by the Board with effect from 17 December 1998.

April 2003 Amendments adopted 1 April 2003.

APPENDIX 1

Letter of Offer

Dear [       ],

You are hereby offered an Option to subscribe for [           ] Ordinary Shares of IR£10p each in Eurologic Systems Group Limited (the “Company”) at a subscription price of IR£[        ] per share.  You will be entitled to exercise the Option as follows:

No of Option Shares for which Option will be Exercisable	Vesting Date	Vesting Period

If you wish to accept this Option, you should complete and sign the acceptance form enclosed with this letter and return it to the Company at the above address, so as to be received by close of business on [               ].  If your acceptance is not actually received by that date, this offer will lapse.

If you accept this offer, you will be issued with an Option Certificate in due course which will state the date of grant of the option, the Vesting Date(s), the Vesting Period(s),  the number of shares subject to the Option and if an Option is comprised of instalments, the number of shares, the subject of each instalment, the subscription price per share payable by you on its exercise and such other conditions and details as may apply to this Option.

[The Option hereby offered to you is an Incentive Share Option which meets the requirements of Section 422 of the U.S. Internal Revenue Code of 1986 as amended from time to time]/[The Option hereby offered to you is a Non-Statutory Option](1)

(1)               Delete whichever is inappropriate.

This offer is made subject to:

(iii)                    the Rules enclosed with this letter;

(iv)                   any other conditions imposed by the Board.

Yours sincerely,

For and on behalf of
Eurologic Systems Group Limited

APPENDIX 2

Acceptance Form

To:                                        The Secretary,

Eurologic Systems Group Limited (the “Company”)

2.                             I refer to the letter of [               ] offering me an Option to subscribe for shares in the Company.

3.                             I hereby accept an Option to subscribe for [          ]  Ordinary Shares of IR£1 each in the Company on the terms as offered to me, subject to and in accordance with the Rules enclosed with the offer at a subscription price of IR£[   ] per share.

4.                             I have read the Rules and I agree to comply with and be bound by them and any variations to them.

Full Name:

Address:

Signature:

Date:

APPENDIX 3

Option Certificate

Eurologic Systems Group Limited (the “Company”)

Share Option Scheme

THIS DOCUMENT IS IMPORTANT

A form of notice for use by the Participant for the exercise of the Option is set out overleaf.

Name of Participant:

Address of Participant:

Date of Grant:

Number of Shares/ instalments	Subscription Price per Share	Vesting Date(s)	Vesting Period(s)	Last date on which the notice of exercise of option/ instalment(s) thereof can be given

[Conditions]

THIS IS TO CERTIFY that the Participant named above was on the above date granted an Option to subscribe for the above number of Ordinary Shares in the Company on the above Vesting Dates and at the above subscription price per share.  The Option is personal to the

Participant and may not be transferred, assigned, mortgaged, charged or otherwise disposed of by the Participant.  The Option is exercisable subject to and in accordance with the Rules provided with the offer of the option, a further copy of which may be had on request from the Company. [The Option is an Incentive Share Option as defined in the Rules]/[The Option is a Non Statutory Option as defined in the Rules].

For and on behalf of
Eurologic Systems Group Limited

APPENDIX 4

Notice of Exercise

Eurologic Systems Group Option Scheme

1.                             I hereby exercise the Option referred to in the attached Option Certificate in respect of [          ] Ordinary Shares in the Company.(2)

2.                             I enclose a signed copy of the Management Agreement.

3.                             I enclose the sum of [               ](3).

Full Name(s):

Address:

Signature(s):

Date:

(2)                                  Insert the number of shares in respect of which the Option is exercised.

(3)                                  Insert the subscription cost of the shares in respect of which the Option is exercised; this can be calculated by multiplying the subscription price per share stated in the Option Certificate by the number of shares inserted in paragraph 1 above.